Exhibit 23


                         Consent of Independent Auditors



The Board of Directors
Circuit City Stores, Inc.:


We consent to the incorporation by reference in the registration statements (Nos. 33-56697, 33-36650, 33-64757, 333-02971, 333-20303, 333-25451, 333-27933,
333-34539, 333-86439, 333-52935, 333-43052 and 333-56662) on Form S-8 of Circuit
City Stores, Inc. of our reports dated April 2, 2003, relating to the consolidated balance sheets of Circuit City Stores, Inc. and subsidiaries (the Company) as of February 28, 2003 and 2002, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the fiscal years in the three-year period ended February 28, 2003, and the related financial statement schedule, which reports are included, or incorporated by reference from the annual report to stockholders, in the February 28, 2003 annual report on Form 10-K of Circuit City Stores, Inc.




/s/KPMG LLP
Richmond, Virginia
May 23, 2003